Exhibit 4.15
SECURITY AGREEMENT
DATED 13 FEBRUARY 2009
BETWEEN
CYBER LIGHTING HOLDING COMPANY LIMITED
as Chargor
and
GOLD SUN DAY LIMITED
as Chargee

Schedules

1.	Security Assets	35
2.	Form of resignation letter	36
3.	Form of written resolution of directors	37
4.	Form of authorisation letter	38
5.	Forms of letter for Account Bank	39
6.	Forms of letter for Relevant Contracts	42
7.	Accession Deed	45

Signatories		46

THIS DEED is dated 13 February 2009 between:
(1)	CYBER LIGHTING HOLDING COMPANY LIMITED, a company incorporated under the laws of Hong Kong with its registered office at 50th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong and registration number 1247919 (the Chargor); and

(2)	GOLD SUN DAY LIMITED as security agent for itself and any other Finance Party appointing it as security agent from time to time (the Chargee).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement and the Guarantee and Undertaking (as defined below).

(B)	The Chargor has also executed a Guarantee Acknowledgment in respect of its obligations under the Guarantee and Undertaking.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions
In this Deed:

Accession Deed means a deed by which a new Finance Party becomes a party to this Deed, substantially in the form of Schedule 7 (Form of Accession Deed), with such amendments as the Chargee may approve or reasonably require.

Account Bank means, in relation to a Security Account, the bank with which that Security Account is maintained.

Event of Default has the meaning given to that term under the Finance Documents.

Finance Document has the meaning given to that term in the Guarantee and Undertaking and includes an Accession Deed.

Guarantee and Undertaking means the guarantee and undertaking dated 24 January 2009 between, among others, Yingli Green Energy Holding Company Limited as guarantor and the Chargee.

Party means a party to this Deed.

Property Ordinance means the Conveyancing and Property Ordinance (Cap. 219 of the Laws of Hong Kong).

Receiver means a receiver and manager or (if the Chargee so specifies in the relevant appointment) a receiver, in either case, appointed under this Deed.

Secured Liabilities means all present and future obligations and Liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to any Finance Party under each Finance Document, except for any obligation which, if it were so included, would result in this Deed contravening section 47A of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong).

Secured Loan Liabilities means all present and future obligations and Liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to a Finance Party (other than a Warrantholder) under each Finance Document (other than a Warrant Document).

Security Account means all accounts maintained in the name of the Chargor and identified as a Security Account and includes, as at the date of this Deed, the accounts specified in Schedule 1 (Security Assets) under the heading Security Accounts and includes:
(a)	if there is a change of Account Bank, any account into which all or part of a credit balance from a Security Account is transferred; and

(b)	any account which is a successor to a Security Account on any re-numbering or re-designation of accounts and any account into which all or any part of a credit balance of a Security Account is transferred for investment or other administrative purposes.
Security Assets means all assets of the Chargor the subject of any security created by this Deed.

Security Period means the period beginning on the date of this Deed and ending on the date on which the Chargee is satisfied that all the Secured Loan Liabilities have been unconditionally and irrevocably paid and discharged in full.

1.2	Construction
(a)	Capitalised terms defined in the Guarantee and Undertaking have, unless expressly defined in this Deed, the same meaning in this Deed.
(b)	The provisions of clause 1.2 (Construction) of the Guarantee and Undertaking apply to this Deed as though they were set out in full in this Deed, except that references to the Guarantee and Undertaking will be construed as references to this Deed.

(c)	(i) The term Finance Document includes all amendments and supplements including supplements providing for further advances; and

(ii) the term this Security means any security created by this Deed.

(d)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period.

(e)	In the context of the rights, powers, privileges, discretions and immunities conferred on the Chargee or a Receiver, references to charge or mortgage in any provision of the Property Ordinance shall, for the purposes of this Deed, be deemed to be references to this Security and references to mortgaged land in any provision of the Property Ordinance shall, for the purposes of this Deed, be deemed to be references to the Security Assets.

(f)	An Event of Default is outstanding if it has occurred and has not been waived by the Chargee in writing.

(g)	If the Chargee considers that an amount paid to a Finance Party under a Finance Document is reasonably likely to be avoided or otherwise set aside on the liquidation or provisional supervision of the payer or otherwise, then that amount will not be considered to have been unconditionally and irrevocably paid for the purposes of this Deed.

(h)	Unless the context otherwise requires, a reference to a Security Asset includes the proceeds of sale of that Security Asset.
2.	CREATION OF SECURITY

2.1	General
(a)	All the security created under this Deed:
(i)	is created in favour of the Chargee for itself and as agent and trustee on trust for the Finance Parties;

(ii)	is created over present and future assets of the Chargor;

(iii)	is created by the Chargor as the beneficial owner of its assets; and

(iv)	is security for the payment and discharge of all the Secured Liabilities.
(b)	If the rights of the Chargor under a document cannot be secured without the consent of a party to that document:
(i)	the Chargor must notify the Chargee promptly;

(ii)	this Security will secure all amounts which the Chargor may receive, or has received, under that document but exclude the document itself; and

(iii)	unless the Chargee otherwise requires, the Chargor must use reasonable endeavours to obtain the consent of the relevant party to that document being secured under this Deed.
(c)	The Chargee holds the benefit of this Deed on trust for itself and the Finance Parties.
2.2	Land
(a)	The Chargor charges:
(i)	by way of a first legal charge all estates or interests in any real property now owned by it; this includes the real property (if any) specified in Schedule 1 (Security Assets) under its name under the heading Real Property; and

(ii)	(to the extent that they are not the subject of a legal charge under sub-paragraph (i) above) by way of first fixed charge all estates or interests in any real property.
(b)	A reference in this Subclause to a charge of any real property includes:
(i)	all buildings, fixtures, fittings and fixed plant and machinery on that property; and

(ii)	the benefit of any covenants for title given or entered into by any predecessor in title of the Chargor in respect of that property or any moneys paid or payable in respect of those covenants.

2.3	Investments

(a)	The Chargor:
(i)	mortgages by way of a first equitable mortgage all shares or equity interests in any member of the Group (other than itself and Opco) owned by it or held by any nominee on its behalf; and

(ii)	charges (to the extent that they are not the subject of a mortgage under sub-paragraph (i) above) by way of a first fixed charge its interest in all shares, stocks, debentures, bonds or other securities and investments owned by it or held by any nominee on its behalf.
(b)	A reference in this Subclause to a mortgage or charge of any stock, share, debenture, bond or other security includes:
(i)	any dividend, interest or distribution paid or payable in relation to it;

(ii)	any right, money or property accruing or offered at any time in relation to it by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

(iii)	any right against any clearance system; and

(iv)	any right under any securities account, custodian or other agreement in relation to it.
2.4	Plant and machinery

The Chargor charges by way of a first fixed charge all plant and machinery owned by it and its interest in any plant or machinery in its possession.

2.5	Credit balances

The Chargor charges by way of a first fixed charge all of its rights in respect of any amount standing to the credit of any account (including any account contemplated by this Deed) it has with any person and the debt represented by it.

2.6	Book debts etc.

The Chargor charges by way of a first fixed charge:
(a)	all of its book and other debts;

(b)	all other moneys due and owing to it; and

(c)	the benefit of all rights, securities or guarantees of any nature enjoyed or held by it in relation to any item under paragraph (a) or (b) above.
2.7	Insurances

The Chargor assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of any contract or policy of insurance taken out by it or on its behalf or in which it has an interest.

2.8	Other contracts

The Chargor assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of:
(a)	any agreement to which it is a party except to the extent that it is subject to any fixed security created under any other term of this Clause; this includes the agreements (if any) specified in Schedule 1 (Security Assets) under its name under the heading Relevant Contracts;

(b)	any letter of credit issued in its favour; and

(c)	any bill of exchange or other negotiable instrument held by it.
2.9	Intellectual property

The Chargor charges by way of a first fixed charge, all of its rights in respect of:
(a)	any know-how, patent, trade mark, service mark, design, business name, topographical or similar right; this includes the patents and trademarks (if any) specified in Schedule 1 (Security Assets) under its name under the heading Specific Intellectual Property Rights;

(b)	any copyright or other intellectual property monopoly right; or

(c)	any interest (including by way of licence) in any of the above, in each case whether registered or not and including all applications for the same.
2.10	Miscellaneous

The Chargor charges by way of first fixed charge:
(a)	any beneficial interest, claim or entitlement it has in any pension fund;

(b)	its goodwill;

(c)	the benefit of any authorization (statutory or otherwise) held in connection with its use of any Security Asset;

(d)	the right to recover and receive compensation which may be payable to it in respect of any authorization referred to in paragraph (c) above; and

(e)	its uncalled capital.
2.11	Floating charge

(a)	The Chargor charges by way of a first floating charge all its assets not at any time otherwise effectively mortgaged, charged or assigned by way of fixed mortgage, charge or assignment under this Clause.

(b)	The Chargee may by notice to the Chargor convert the floating charge created by the Chargor under this Deed into a fixed charge as regards any of the Chargor’s assets specified in that notice, if:

(i)	an Event of Default is outstanding;

(ii)	the Chargee considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy;

(iii)	the Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Chargee, is likely to result in the Chargor failing to comply with its obligations under Clause 4 (Restrictions on dealings), and upon issue of such notice by the Chargee to the Chargor in respect of any asset of the Chargor, the floating charge over that asset shall immediately crystallise and become a fixed charge.
(c)	The floating charge created under this Deed will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of the Chargor’s assets on the convening of any meeting of the members of the Chargor to consider a resolution to wind up the Chargor (or not to wind up the Chargor).

(d)	The giving by the Chargee of a notice under paragraph (b) above in relation to any asset of the Chargor will not be construed as a waiver or abandonment of the Chargee’s rights to give any other notice in respect of any other asset or of any other right of any other Finance Party under this Deed or any other Finance Document.

3.	REPRESENTATIONS AND WARRANTIES — GENERAL

3.1	Representations and warranties

The Chargor makes the representations and warranties set out in this Clause to each Finance Party.
3.2	Status

It is a limited liability company, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.
3.3	Powers and authorisations

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, this Deed and the transactions contemplated by this Deed.

3.4	Legal validity

Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under the Finance Documents, this Deed:
(a)	constitutes its legally valid, binding and enforceable obligation; and

(b)	is in the proper form for its enforcement in the jurisdiction of its incorporation.
3.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, this Deed do not and will not conflict with:

(a)	any law or regulation applicable to it; or

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any document which is binding upon it or any of its Subsidiaries’ or any of its or any of its Subsidiaries’ assets.
3.6	No default

(a)	No Event of Default is outstanding or will result from the entry into of, or the performance of any transaction contemplated by, this Deed.

(b)	No other event or circumstance is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

3.7	Authorisations

Subject to the completion of the filing of particulars of the Security Interests created under this Deed and the registration of this Deed with the Hong Kong Companies Registry, all authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Deed have been obtained or effected (as appropriate) and are in full force and effect.

3.8	Stamp duties

No stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of this Deed.

3.9	Immunity

(a)	The entry into by it of this Deed constitutes, and the exercise by it of its rights and performance of its obligations under this Deed will constitute, private and commercial acts performed for private and commercial purposes.

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to this Deed.

3.10	No adverse consequences

(a)	It is not necessary under the laws of its jurisdiction of incorporation:
(i)	in order to enable any Finance Party to enforce its rights under this Deed; or

(ii)	by reason of the entry into of this Deed or the performance by it of its obligations under this Deed, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation.
(b)	No Finance Party is nor will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the entry into, performance and/or enforcement of this Deed.

3.11	Jurisdiction/governing law

(a)	In this Subclause:

Relevant Jurisdiction means, in relation to the Chargor:
(i)	its jurisdiction of incorporation;

(ii)	any jurisdiction where any asset subject to or intended to be subject to this Deed is situated;

(iii)	any jurisdiction where it conducts its business; and

(iv)	the jurisdiction whose laws govern the perfection of this Deed.
(b)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under the Finance Documents, its:
(i)	irrevocable submission under this Deed to the jurisdiction of the courts of Hong Kong;

(ii)	agreement that this Deed is governed by Hong Kong law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of its Relevant Jurisdiction.
(c)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under the Finance Documents, the choice of governing law in this Deed will be recognised and enforced in its Relevant Jurisdiction.

(d)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under the Finance Documents, any judgment obtained in Hong Kong will be recognised and be enforceable by the courts of its Relevant Jurisdiction.

3.12	Nature of security

This Deed creates those Security Interests it purports to create and is not liable to be amended or otherwise set aside on its liquidation or provisional supervision or otherwise.

3.13	Times for making representations and warranties

(a)	The representations and warranties set out in this Deed (including in this Clause) are made on the date of this Deed.

(b)	Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty under this Deed (other than the representations and warranties set out in Clause 3.7 (Stamp duties) and Clause 3.9 (No adverse consequences) is deemed to be repeated by the Chargor on each date during the Security Period.

(c)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

4.	RESTRICTIONS ON DEALINGS

The Chargor must not:
(a)	create or permit to subsist any Security Interest on any Security Asset; or

(b)	sell, transfer, licence, lease or otherwise dispose of any Security Asset, except as expressly allowed under the Finance Documents.
5.	LAND

5.1	General

In this Clause:

Fixtures means all fixtures and fittings and fixed plant and machinery on the Mortgaged Property.

Insured Property Assets means the Premises and all other assets of the Chargor of an insurable nature in the Premises.

Mortgaged Property means all real property included in the definition of Security Assets.

Premises means all buildings and erections included in the definition of Security Assets.

Report on Title means any report on title on the Mortgaged Property addressed and provided at the request of the Chargee before the date of this Deed or, in the case of any Mortgaged Property acquired after the date of this Deed, its date of acquisition.

5.2	Information for Report on Title

The Chargor represents to each Finance Party that:
(a)	the information provided to the lawyers who prepared any Report on Title relating to any of its Mortgaged Property for the purpose of that Report on Title was true in all material respects at the date it was expressed to be given;

(b)	the information referred to in paragraph (a) above was at the date it was expressed to be given complete and did not omit any information which, if disclosed would make that information untrue or misleading in any material respect; and

(c)	as at the date of this Deed, nothing has occurred since the date of any information referred to in paragraph (a) above which renders that information untrue or misleading in any respect and which, if disclosed, would make that information untrue or misleading in any material respect.
5.3	Title

The Chargor represents to each Finance Party that except as disclosed in any Report on Title relating to any of its Mortgaged Property:
(a)	it is the legal and beneficial owner of its Mortgaged Property;

(b)	no breach of any law or regulation is outstanding which affects or might affect materially the value of its Mortgaged Property;

(c)	there are no covenants, agreements, stipulations, reservations, conditions, interest, rights or other matters whatsoever affecting its Mortgaged Property;

(d)	nothing has arisen or has been created or is subsisting which would be an overriding interest over its Mortgaged Property;

(e)	no facilities necessary for the enjoyment and use of its Mortgaged Property are enjoyed by that Mortgaged Property on terms entitling any person to terminate or curtail its use;

(f)	it has received no notice of any adverse claims by any person in respect of the ownership of its Mortgaged Property or any interest in it, nor has any acknowledgement been given to any person in respect of its Mortgaged Property; and

(g)	its Mortgaged Property is held by it free from any Security Interest or any tenancies or licences.
5.4	Repair

The Chargor must keep:
(a)	its Premises in good and substantial repair and condition and adequately and properly painted and decorated; and

(b)	its Fixtures and all plant, machinery, implements and other effects owned by it and which are in or on its Premises or elsewhere in a good state of repair and in good working order and condition.
5.5	Insurance

(a)	The Chargor must insure its Insured Property Assets against:
(i)	loss or damage by fire;

(ii)	other risks normally insured against by persons carrying on the same class of business as that carried on by it; and

(iii)	any other risks which the Chargee may reasonably require.
(b)	Any insurance must be in a sum or sums not less than the replacement value of the Insured Property Assets. For this purpose, replacement value means the total cost of entirely rebuilding, reinstating or replacing those Insured Property Assets in the event of their being completely destroyed, together with architects’ and surveyors’ fees.

(c)	Any insurance required under this Clause must be with an insurance company or underwriters acceptable to the Chargee.

(d)	All moneys received or receivable under any insurance in respect of the Insured Property Assets must be applied:

(i)	in replacing, restoring or reinstating the Insured Property Assets destroyed or damaged or in any other manner which the Chargee may agree; or

(ii)	after a Default has occurred, if the Chargee so directs and the terms of the relevant insurances allow, in or towards satisfaction of the Secured Liabilities.
(e)	The Chargor must procure that a note of each Finance Party’s interest is endorsed upon all policies of insurance maintained by the Chargor or any person on its behalf in respect of the Insured Property Assets.

(f)	The Chargor must not do or permit anything to be done which may make void or voidable any policy of insurance in connection with any Insured Property Asset.

(g)	The Chargor must promptly pay all premiums and do all other things necessary to keep each policy of insurance in respect of its Insured Property Assets in force.

(h)	The Chargor must, immediately on demand by the Chargee, produce to the Chargee the policy, certificate or cover note relating to any insurance policy and the receipt for the payment of any premium for any insurance policy as the Chargee may request.

5.6	Compliance with leases

The Chargor must:
(a)	perform all the terms on its part contained in any lease comprised in the Mortgaged Property; and

(b)	not do or allow to be done any act as a result of which any lease comprised in its Mortgaged Property may become liable to forfeiture or otherwise be terminated.
5.7	Acquisitions

(a)	If the Chargor acquires any real property after the date of this Deed it must:
(i)	notify the Chargee immediately;

(ii)	immediately on request by the Chargee and at the cost of the Chargor, execute and deliver to the Chargee a legal charge in favour of the Chargee of that property in any form which the Chargee may require; and

(iii)	give the Hong Kong Land Registry written notice of this Security.
(b)	If the consent of the landlord in whom the reversion of a lease is vested is required for the Chargor to execute a legal charge over it, the Chargor will not be required to perform that obligation unless and until it has obtained the landlord’s consent. The Chargor must use its reasonable endeavours to obtain the landlord’s consent.

5.8	Compliance with applicable laws and regulations

The Chargor must perform all its obligations under any law or regulation in any way related to or affecting its Mortgaged Property.

5.9	Notices

The Chargor must, within 14 days after the receipt by it of any application, requirement, order or notice served or given by any public or local or any other authority with respect to the Mortgaged Property (or any part of it):
(a)	deliver a copy to the Chargee; and

(b)	inform the Chargee of the steps taken or proposed to be taken to comply with the relevant requirement.
5.10	Leases

The Chargor must not grant or agree to grant (whether in exercise or independently of any statutory power) any lease or tenancy of the Mortgaged Property or any part of it or accept a surrender of any lease or tenancy or confer upon any person any contractual licence or right to occupy the Mortgaged Property.
5.11	Deposit of title deeds

The Chargor must deposit with the Chargee all deeds and documents of title relating to its Mortgaged Property and all land charges and Hong Kong Land Registry search certificates and similar documents received by it or on its behalf.

5.12	Access

The Chargor must permit the Chargee and any person nominated by it at all reasonable times to enter any part of its Mortgaged Property and view the state of it.

5.13	Investigation of title

The Chargor must grant the Chargee or its lawyers on request all facilities within the power of the Chargor to enable the Chargee or its lawyers (at the expense of the Chargor) to:
(a)	carry out investigations of title to the Mortgaged Property; and

(b)	make such enquiries in relation to any part of the Mortgaged Property as a prudent mortgagee might carry out.
5.14	Report on title

The Chargor must, as soon as practicable after a request by the Chargee, provide the Chargee with a report on title of the Chargor to the Mortgaged Property concerning those items which may properly be sought to be covered by a prudent mortgagee in a lawyer’s report of this nature.

5.15	Power to remedy

If the Chargor fails to perform any term affecting its Mortgaged Property, the Chargor must allow the Chargee or its agents and contractors:
(a)	to enter any part of its Mortgaged Property;

(b)	to comply with or object to any notice served on the Chargor in respect of its Mortgaged Property; and

(c)	to take any action as the Chargee may reasonably consider necessary or desirable to prevent or remedy any breach of any such term or to comply with or object to any such notice.
The Chargor must immediately on request by the Chargee pay the costs and expenses of the Chargee or its agents and contractors incurred in connection with any action taken by it under this Subclause.
5.16	Additional covenants and conditions

The Chargor must comply with all the covenants and conditions contained in Part C of the Second Schedule to the Property Ordinance, which are deemed to be incorporated by reference into this Deed. In the event of any conflict or inconsistency between such additional covenants and conditions and the terms of this Deed, the latter shall prevail.

6.	INVESTMENTS

6.1	General

In this Clause:

Investments means:
(a)	all shares, stocks, debentures, bonds or other securities and investments included in the definition of Security Assets in Clause 1.1 (Definitions);

(b)	any dividend or interest paid or payable in relation to any of the above; and

(c)	any right, money or property accruing or offered at any time in relation to any of the above by way of redemption, substitution, exchange, bonus or preference under option rights or otherwise.
6.2	Investments

The Chargor represents to each Finance Party that:
(a)	to the extent applicable, its Investments, are duly authorised, validly issued, fully paid and not subject to any option to purchase or other similar right;

(b)	subject to this Deed, it is the sole legal and beneficial owner of its Investments.
6.3	Deposit

(a)	The Chargor must promptly deliver to the Chargee, or as the Chargee may direct:
(i)	all certificates and other documents of title or evidence of ownership in relation to any of its Investments;

(ii)	all corresponding instruments of transfer and sold notes (undated and signed in blank) in respect of the shares of any company being mortgaged by the Chargor under this Deed duly signed by or on behalf of the Chargor and other documents which may be requested by the Chargee in order to enable the Chargee or its nominees to be registered as the owner or otherwise obtain a legal title to any of its Investments; and

(iii)	signed (but undated) letters of resignation of the directors and secretary of any company whose shares are mortgaged by the Chargor under this Deed (the mortgaged company) substantially in the form of Schedule 2 (Form of resignation letter);

(iv)	a signed (but undated) resolution of all the directors of the mortgaged company approving the resignation of the directors and the secretary and the appointment of persons nominated by the Chargee as directors and secretary of the mortgaged company substantially in the form of Schedule 3 (Form of written resolution of directors); and

(v)	signed (and dated) letters of authorisation of each of the directors and the secretary of the mortgaged company substantially in the form of Schedule 4 (Form of authorisation letter) authorising the Chargee or any of its officers to complete, date and put into effect the letters of resignation of the directors and secretary referred to in paragraph (iii) above and the resolutions of the directors referred to in paragraph (iv) above.
(b)	Forthwith upon any right, money or property (including any share, stock, debenture, bond or other securities or investments) becoming a Security Asset, the Chargor must deliver to the Chargee (or as the Chargee may direct) all documents referred to in sub-paragraphs (a)(i) and (ii) above as if the references to the Security Asset in those sub-paragraphs were references to such right, money or property.

(c)	Before this Security becomes enforceable, the Chargor may only dismiss or remove from office or accept the resignation of any person acting as a director or secretary of and/or appoint or accept the appointment of any other person as a director or the secretary of any mortgaged company with the prior written consent of the Chargee.

(d)	Immediately upon the appointment of any person as a director or the secretary of any mortgaged company, the Chargor must procure the delivery to the Chargee of the documents referred to in sub-paragraphs (iii) to (v) above signed by the relevant person.

(e)	After this Security has become enforceable, the Chargee shall have the right to complete, date and put into effect the documents referred to in sub-paragraphs (iii) and (iv) above and to appoint such persons as the Chargee shall think fit as directors and secretary of any mortgaged company.

6.4	Changes to rights

The Chargor must not take or allow the taking of any action on its behalf which may result in the rights attaching to any of its Investments being altered or further shares in any mortgaged company being issued.

6.5	Calls

(a)	The Chargor must pay all calls or other payments due and payable in respect of any of its Investments.

(b)	If the Chargor fails to do so, the Chargee may pay the calls or other payments on behalf of the Chargor. The Chargor must immediately on request reimburse the Chargee for any payment made by the Chargee under this Subclause.

6.6	Other obligations in respect of Investments

(a)	The Chargor must promptly copy to the Chargee and comply with all requests for information which is within its knowledge and (i) which are made under any law or regulation; (ii) any listing or other authority (including Section 329 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) or any similar provision; and (iii) any provision contained in any articles of association or other constitutional document relating to any of its Investments. If it fails to do so, the Chargee may elect to provide such information as it may have on behalf of the Chargor.

(b)	The Chargor must comply with all other conditions and obligations assumed by it in respect of any of its Investments.

(c)	The Chargee is not obliged to:
(i)	perform any obligation of the Chargor;

(ii)	make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor; or

(iii)	present or file any claim or take any other action to collect or enforce the payment of any amount to which it may be entitled under this Deed, in respect of any Investment.
6.7	Voting rights

(a)	Until an Event of Default is outstanding:
(i)	the Chargor may continue to exercise the voting rights, powers and other rights in respect of the Investments; and

(ii)	all dividends or other income paid or payable in relation to any Investments must be paid in accordance with the terms of the Finance Documents.
The Chargor must indemnify the Chargee to its satisfaction (including with or without security in respect of such indemnity) against any loss or liability or expense suffered or incurred by the Chargee as a consequence of the Chargee acting in respect of the Investments on the direction of the Chargor.
(b)	If an Event of Default is outstanding, the Chargee may exercise (in the name of the Chargor and without any further consent or authority on the part of the Chargor) any voting rights and any powers or rights which may be exercised by the legal or beneficial owner of any Investment, any person who is the holder of any Investment or otherwise.

6.8	Clearance systems

The Chargor must, if so requested by the Chargee, instruct any clearance system to transfer any Investment held by it for the Chargor or its nominee to an account of the Chargee, an Account Bank or its nominee with that clearance system.

6.9	Custodian arrangements

The Chargor must:
(a)	promptly give notice to any custodian of any agreement with that custodian in respect of any Investment in a form the Chargee may require; and

(b)	ensure that the custodian acknowledges that notice in a form the Chargee may require.
7.	INTELLECTUAL PROPERTY

7.1	General

In this Clause Intellectual Property Rights means:
(a)	any know-how, patent, trade mark, service mark, design, business name, topographical or similar right;

(b)	any copyright or other intellectual property monopoly right;

(c)	any interest (including by way of licence) in any of the above; or

(d)	any application for any of the above,
in each case, whether registered or not, and whether or not included in Schedule 1 (Security Assets) under the heading Specific Intellectual Property Rights.
7.2	Representations

The Chargor represents to each Finance Party that:
(a)	the Intellectual Property Rights owned by it are all of the Intellectual Property Rights required by it in order for it to carry on its business as it is now being conducted;

(b)	it is the sole legal and beneficial owner of those Intellectual Property Rights;

(c)	those Intellectual Property Rights are free of any Security Interests (except for those created by or under this Deed) and any other rights or interests (including any licences) in favour of third parties;

(d)	it does not, in carrying on its business, infringe any Intellectual Property Rights of any third party; and

(e)	to its knowledge, no Intellectual Property Right owned by it is being infringed, nor is there any threatened infringement of any such Intellectual Property Right.
7.3	Preservation

(a)	The Chargor must:
(i)	make such registrations and pay such fees, registration taxes and similar amounts as are necessary to keep its Intellectual Property Rights necessary for its or the relevant member of the Group’s business in full force and effect and record its interest in that Intellectual Property Right;

(ii)	take all other steps which are reasonably practicable to maintain and preserve its interests in and the subsistence and validity of its Intellectual Property Rights necessary for its or the relevant member of the Group’s business;

(iii)	if requested to do so by the Chargee, make entries in any public register of its Intellectual Property Rights which either record the existence of this Deed or the restrictions on disposal imposed by this Deed;

(iv)	use reasonable endeavours to prevent any infringement in any material respect of its Intellectual Property Rights necessary for its or the relevant member of the Group’s business; and

(v)	not use or permit its Intellectual Property Rights necessary for its or the relevant member of the Group’s business to be used in a way or take any step or omit to take any step in respect of that Intellectual Property Right which may materially and adversely affect the existence or value of its Intellectual Property Rights or imperil the right of any member of the Group to use such Intellectual Property Rights.
(b)	The Chargor must ensure that, except with the prior consent of the Chargee, none of its Intellectual Property Rights necessary for its or the relevant member of the Group’s business which is registered is abandoned or cancelled, lapses or is liable to any claim of abandonment for non-use or otherwise.

8.	ACCOUNTS

8.1	Representations

The Chargor represents to each Finance Party that:
(a)	as at the date of this Deed, no Security Account exists;

(b)	it is the sole legal and beneficial owner of the credit balances from time to time in each Security Account and the fixed or time deposits created or funded out of such credit balances; and

(c)	those credit balances and fixed or time deposits are free of any Security Interests (except for those created by or under this Deed) and (other than any netting or set-off arrangement, arising by operation of law or contained in an Account Bank’s standard account opening documentation used in ordinary day-to-day banking arrangements, for the purpose of netting debit and credit balances) any other rights or interests in favour of third parties.
8.2	Accounts

(a)	The Chargor must not establish or maintain any account unless the Chargee has given its prior written consent and such account constitutes a Security Account.

(b)	All Security Accounts must be maintained at a branch of the Account Bank approved by the Chargee.

8.3	Change of Account Bank

(a)	The Account Bank may be changed to another bank or financial institution if the Chargee so requires.

(b)	A change only becomes effective when the proposed new Account Bank agrees with the Chargee and the Chargor, in a manner satisfactory to the Chargee, to fulfil the role of the Account Bank under this Deed.

(c)	If there is a change of Account Bank, the amount (if any) standing to the credit of the Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect.

(d)	The Chargor must take any action which the Chargee may require to facilitate a change of Account Bank and any transfer of credit balances (including the execution of bank mandate forms).

8.4	Interest

Amounts standing to the credit of each Security Account will bear interest at a rate considered by the Account Bank to be a fair market rate.

8.5	Book debts and receipts

(a)	The Chargor must get in and realise its:
(i)	securities to the extent held by way of temporary investment;

(ii)	book and other debts and other moneys due and owing to it; and

(iii)	royalties, fees and income of any nature owed to it,
in the ordinary course of its business and hold the proceeds of the getting in and realisation (until payment into a Security Account if required in accordance with paragraph (b) below) on trust for the Chargee.
(b)	The Chargor must, except to the extent that the Chargee otherwise agrees, pay all the proceeds of the getting in and realisation into a Security Account.

8.6	Withdrawals

(a)	Except with the prior consent of the Chargee or as provided below, the Chargor must not withdraw any moneys standing to the credit of a Security Account.

(b)	The Chargee (or a Receiver) may (subject to the payment of any claims having priority to this Security) withdraw amounts standing to the credit of a Security Account to meet an amount due and payable under the Finance Documents when it is due and payable.

8.7	Notices of charge

The Chargor must:
(a)	immediately following the execution of this Deed or following the establishment of a Security Account, give notice to each Account Bank at which the Security Account is held substantially in the form of Part 1 of Schedule 5 (Forms of letter for Account Bank); and

(b)	ensure that each Account Bank acknowledges the notice substantially in the form of Part 2 of Schedule 5 (Forms of letter for Account Bank).
9.	RELEVANT CONTRACTS

9.1	General

In this Clause:

Relevant Contract means:
(a)	an agreement specified in Schedule 1 (Security Assets) under the heading Relevant Contracts; and
(b)	any other agreement to which the Chargor is a party and which the Chargee has designated a Relevant Contract.
9.2	Representations

The Chargor represents to each Finance Party that:
(a)	all payments to it by any other party to a Relevant Contract to which it is a party are not subject to any right of set-off or similar right;
(b)	each such Relevant Contract is its legally binding, valid, and enforceable obligation;
(c)	it is not in default of any of its obligations under any such Relevant Contract;

(d)	there is no prohibition on assignment in any such Relevant Contract; and

(e)	its entry into and performance of this Deed will not conflict with any term of any such Relevant Contract.
9.3	Preservation

The Chargor must not, without the prior consent of the Chargee:
(a)	amend or waive any term of, or terminate, any Relevant Contract to which it is a party; or
(b)	take any action which might jeopardise the existence or enforceability of any such Relevant Contract.
9.4	Other undertaking

The Chargor must:
(a)	duly and promptly perform its obligations, and diligently pursue its rights, under each Relevant Contract to which it is a party; and

(b)	supply the Chargee and any Receiver with copies of each such Relevant Contract and any information and documentation relating to any such Relevant Contract requested by the Chargee or any Receiver.

9.5	Notices of assignment

The Chargor must:
(a)	immediately following the execution of this Deed or following the execution of a Relevant Contract, serve a notice of assignment, substantially in the form of Part 1 of Schedule 6 (Forms of letter for Relevant Contracts), on each counterparty to a Relevant Contract to which it is a party; and
(b)	use its reasonable endeavours to procure that each such party acknowledges that notice, substantially in the form of Part 2 of Schedule 6 (Forms of letter for Relevant Contracts) within 10 days of the notice referred to in paragraph (a) above.
10.	WHEN SECURITY BECOMES ENFORCEABLE

10.1	Event of Default

This Security will become immediately enforceable if an Event of Default is outstanding.

10.2	Discretion

If an Event of Default is outstanding, the Chargee may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or in accordance with the Guarantee and Undertaking.

10.3	Power of sale
(a)	If an Event of Default is outstanding, the Chargee may, without prior notice to the Chargor or prior authorisation from any court or otherwise any other person, sell or otherwise dispose of all or any part of the Security Assets at the times, in the manner and on the terms it thinks fit.

(b)	The power of sale and other powers conferred (or deemed by this Deed to be conferred) by the Property Ordinance, as amended by this Deed, will be immediately exercisable at any time if an Event of Default is outstanding.
11.	ENFORCEMENT OF SECURITY

11.1	General

Paragraph 11 of the Fourth Schedule to the Property Ordinance does not apply to this Security.

11.2	No liability as mortgagee in possession

Neither the Chargee nor any Receiver will be liable, by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

11.3	Privileges

Each Receiver and the Chargee is entitled to all the rights, powers, privileges and immunities of mortgagees and receivers referred to in the Property Ordinance as if it were such a mortgagee or receiver (and so that the statutory power of sale shall be exercisable without regard to paragraph 11 of the Fourth Schedule to the Property Ordinance).

11.4	Protection of third parties

No person (including a purchaser) dealing with the Chargee or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Liabilities have become payable;

(b)	whether any power which the Chargee or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Finance Documents; or

(d)	how any money paid to the Chargee or to that Receiver is to be applied.
11.5	Redemption of prior mortgages

(a)	At any time after this Security has become enforceable, the Chargee may:
(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Chargee, immediately on demand, the costs and expenses incurred by the Chargee in connection with any such redemption and/or transfer, including the payment of any principal or interest.
11.6	Contingencies

If this Security is enforced at a time when no amount is due under the Finance Documents but at a time when amounts may or will become due, the Chargee (or the Receiver) may pay the proceeds of any recoveries effected by it into a suspense account.

12.	RECEIVER

12.1	Appointment of Receiver

(a)	The Chargee may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	an Event of Default is outstanding; or

(ii)	the Chargor so requests the Chargee in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.
12.2	Removal

The Chargee may by writing under its hand remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

12.3	Remuneration

The Chargee may fix the remuneration of any Receiver appointed by it.

12.4	Agent of Chargor

(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Property Ordinance. The Chargor alone is responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Finance Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.

12.5	Relationship with Chargee

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Chargee in relation to any Security Asset without first appointing a Receiver and notwithstanding the appointment of a Receiver.

13.	POWERS OF RECEIVER
13.1	General

(a)	A Receiver has all of the rights, powers and discretions set out below in this Clause in addition to those conferred (or deemed by this Deed to be conferred) on it by any law, including all the rights, powers and discretions conferred on a receiver under the Property Ordinance.

(b)	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.

13.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Asset and without prejudice to the foregoing, cause to be registered all or any part of the Security Assets in its own name or in the name of its nominee(s) or in the name of any purchaser(s) thereof.

13.3	Carry on business

A Receiver may carry on the business of the Chargor in any manner he thinks fit.
13.4	Employees

(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.

13.5	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.

13.6	Sale of assets

(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.

(c)	Fixtures, other than landlord’s fixtures, may be severed and sold separately from the property containing them without the consent of the Chargor.

13.7	Leases

A Receiver may let or licence any Security Asset for any term and at any rent (with or without a premium) which he thinks fit and may accept a surrender of any lease or tenancy or licence of any Security Asset on any terms which he thinks fit (including the payment of money to a licensee, lessee or tenant on a surrender).

13.8	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.

13.9	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.

13.10	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

13.11	Subsidiaries

A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.

13.12	Delegation

A Receiver may delegate his powers in accordance with this Deed.

13.13	Lending

A Receiver may lend money or advance credit to any customer of the Chargor.

13.14	Covenants, guarantees and indemnities

A Receiver may enter into bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as he shall think fit, make all payments needed to effect, maintain or satisfy such obligations or liabilities and use the company seal (if any) of the Chargor.

13.15	Acquisitions

A Receiver may purchase, lease, hire or otherwise acquire any assets or rights of any description that he, in his absolute discretion, considers necessary or desirable for the improvement or realisation of the whole or any part of the Security Assets or otherwise for the benefit of the whole or any part of the Security Assets.

13.16	Protection of assets

A Receiver may:
(a)	effect any repair or insurance and do any other act which the Chargor might do in the ordinary conduct of its business to protect, preserve, maintain, manage or improve any Security Asset;

(b)	commence and/or complete any building operation; and

(c)	apply for and maintain any planning permission, building regulation approval or any other authorisation,

in each case as he thinks fit.
13.17	Other powers

A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.
14.	APPLICATION OF PROCEEDS

(a)	Any moneys received by the Chargee or any Receiver after this Security has become enforceable must be applied in the order of priority as set out in clause 5.7 (Partial Payments) of the Guarantee and Undertaking.

(b)	This Clause is subject to the payment of any claims having priority over this Security. This Clause does not prejudice the right of any Finance Party to recover any shortfall from the Chargor.

15.	EXPENSES AND INDEMNITY

(a)	The Chargor must:
(i)	immediately on demand pay all costs and expenses (including legal fees) incurred in connection with this Deed by any Finance Party, Receiver, attorney, manager, agent or other person appointed by the Chargee under this Deed including any arising from any actual or alleged breach by any person of any law or regulation, whether relating to the environment or otherwise; and
(ii)	keep each of them indemnified against any failure or delay in paying those costs or expenses.
(b)	This Clause shall survive any termination of this Deed.

16.	DELEGATION

16.1	Power of Attorney

The Chargee or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

16.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the Chargee or any Receiver may think fit.

16.3	Liability

Neither the Chargee nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any delegate or sub-delegate except where such a loss or liability results from the gross negligence or wilful misconduct of the Chargee or that Receiver.

17.	FURTHER ASSURANCES

The Chargor must, at its own expense, take whatever action the Chargee or a Receiver may require for:
(a)	creating, perfecting or protecting any security intended to be created by this Deed; or
(b)	facilitating the realisation of any Security Asset, or the exercise of any right, power or discretion exercisable, by the Chargee or any Receiver or any of its delegates or sub-delegates in respect of any Security Asset.
This includes:
(i)	the execution of any transfer, conveyance, assignment or assurance of any property, whether to the Chargee or to its nominee; or
(ii)	the giving of any notice, order or direction and the making of any registration or renewal, which, in any such case, the Chargee may think expedient.

18.	POWER OF ATTORNEY

The Chargor, by way of security, irrevocably and severally appoints the Chargee, each Receiver and any of its delegates or sub-delegates to be its attorney to take any action which the Chargor is obliged to take (but failed to take) under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.

19.	PRESERVATION OF SECURITY

19.1	Continuing security

This Security is a continuing security and will extend to the ultimate balance of the Secured Liabilities, regardless of any intermediate payment or discharge in whole or in part.

19.2	Reinstatement

(a)	If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

19.3	Waiver of defences

The obligations of the Chargor under this Deed will not be affected by any act, omission or thing (whether or not known to it or any Finance Party) which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed. This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Finance Document; or

(h)	any insolvency or similar proceedings.

19.4	Immediate recourse

(a)	The Chargor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Obligor or any other person before claiming from the Chargor under this Deed.

(b)	This waiver applies irrespective of any law or provision of a Finance Document to the contrary.

19.5	Appropriations

At any time during the Security Period, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	(i)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) against those amounts; or
(ii)	apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise; and
(b)	hold in a suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.
19.6	Non-competition

Unless the Security Period has expired or the Chargee otherwise directs, the Chargor will not, after a claim has been made under this Deed or by virtue of any payment or performance by it under this Deed:
(a)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);
(b)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Deed;
(c)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or
(d)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.
The Chargor must hold in trust for and immediately pay or transfer to the Chargee for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Chargee under this Clause.

19.7	Additional security

(a)	This Security is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

(b)	No prior security held by any Finance Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.

19.8	Security held by Chargor

The Chargor must not, without the prior consent of the Chargee, hold any security from any other Obligor in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the Chargee.

20.	MISCELLANEOUS

20.1	Covenant to pay

The Chargor must pay or discharge the Secured Liabilities in the manner provided for in the Finance Documents provided that the liability of the Chargor under this covenant is limited to the net proceeds of sale or enforcement of the Security Assets.

20.2	New Accounts

(a)	If any subsequent charge or other interest affects any Security Asset, a Finance Party may open a new account with the Chargor.

(b)	If the Finance Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other account.

(c)	As from that time all payments made to the Finance Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Liability.

20.3	Time deposits

Without prejudice to any right of set-off any Finance Party may have under any other Finance Document or otherwise, if any time deposit matures on any account the Chargor has with any Finance Party within the Security Period when:
(a)	this Security has become enforceable; and

(b)	no Secured Liability is due and payable,
that time deposit will automatically be renewed for any further maturity which that Finance Party considers appropriate.
20.4	Certificates and determinations

Any certification or determination by the Chargee of an amount under this Deed will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

20.5	Disclosure of information

Each Finance Party may disclose information in connection with this Deed in accordance with clause 16 (Disclosure of information) of the Guarantee and Undertaking.

21.	RELEASE

(a)	At the end of the Security Period, the Finance Parties must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the Security Assets from this Security.

(b)	Any release in relation to the Chargor will be conditional upon no security or payment to the Chargee by or on behalf of the Chargor and/or any other Obligor being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws of general application and will in those circumstances be void.

22.	SEVERABILITY

If a term of this Deed is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:
(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Deed; or
(b)	the legality, validity or enforceability in any other jurisdiction of that or any other term of this Deed.
23.	NOTICES

23.1	In writing

(a)	Any communication in connection with this Deed must be in writing and, unless otherwise stated, may be given:
(i)	in person, by post or fax; or

(ii)	to the extent agreed by the Parties making and receiving communication, by e-mail or other electronic communication.
(b)	For the purpose of this Deed, an electronic communication will be treated as being in writing.
(c)	Unless it is agreed to the contrary, any consent or agreement required under this Deed must be given in writing.

23.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with this Deed are those notified by that Party for this purpose to the Chargee on or before the date it becomes a Party.

(b)	The contact details of the Chargor for this purpose are:

Address:	No. 3055, Fu Xing West Road, Baoding Hebei, PRC 071051
Fax number:	+86 312 8929 800
E-mail:	mqing@yinglisolar.com
Attention:	Ms. Miao Qing
(c)	The contact details of the Chargee for this purpose are:

Address:	c/o Asia Debt Management Hong Kong Limited

1008 ICBC Tower
3 Garden Road Central
Hong Kong
Fax number:	+852 2147 2813
Attention:	Grace Tan / Chris Chan
(d)	Any Party may change its contact details by giving five Business Days’ notice to the other Party.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

23.3	Effectiveness

(a)	Except as provided below, any communication in connection with this Deed will be deemed to be given as follows:
(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five Business Days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.
(b)	A communication given under paragraph (a) above but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place.

(c)	A communication to the Chargee will only be effective on actual receipt by it.

24.	LANGUAGE

Any notice given in connection with this Deed must be in English.

25.	AMENDMENTS AND WAIVERS

25.1	Procedures

Subject to the Guarantee and Undertaking, any term of this Deed may be amended or waived with the agreement of the Chargor and the Chargee. The Chargee may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

25.2	Waivers and remedies cumulative

The rights of each Finance Party under this Deed:
(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any right is not a waiver of that right.

26.	SET-OFF

A Finance Party may set off any matured obligation owed to it by the Chargor under this Deed (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

27.	PRO-RATA SHARING

Clause 18 (Pro Rata Sharing) of the Guarantee and Undertaking shall apply to any amount owing by the Chargor under this Deed to a Finance Party and is discharged by payment, set-off or any other manner other than in accordance with the Guarantee and Undertaking.

28.	CHANGES TO THE PARTIES

28.1	The Chargor

The Chargor may not assign or transfer any of its rights or obligations under this Deed.

28.2	The Finance Parties

(a)	The Chargor consents to any assignment, transfer, novation or sub-participation of a Finance Document under a Finance Document.

(b)	Any reference in this Deed to a Finance Party includes a new Finance Party under any Finance Document.
(c)	Any new Finance Party under any Finance Document shall enter into and deliver an accession deed substantially in the form of Schedule 7 (Form of accession deed) to this Deed in the capacity stated in such accession deed.

29.	COUNTERPARTS

This Deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

30.	GOVERNING LAW

This Deed is governed by Hong Kong law.

31.	ENFORCEMENT

31.1	Jurisdiction

(a)	The Hong Kong courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed.

(b)	The Hong Kong courts are the most appropriate and convenient courts to settle any such dispute arising out of or in connection with this Deed. The Chargor agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, the Finance Parties may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed includes any dispute as to the existence, validity or termination of this Deed.

31.2	Waiver of immunity

The Chargor irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.
31.3	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.
This Deed has been entered into as a deed on the date stated at the beginning of this Deed.

SCHEDULE 1
SECURITY ASSETS
REAL PROPERTY
NIL
SPECIFIC INTELLECTUAL PROPERTY RIGHTS
NIL
SECURITY ACCOUNTS
NIL
RELEVANT CONTRACTS
NIL

SCHEDULE 2
FORM OF RESIGNATION LETTER
[to be left blank]
The Board of Directors
[           ] (the Company)
[insert address of the registered office of the Company]
Dear Sirs,
Resignation
[I/We] hereby tender [my/our] unconditional and irrevocable resignation as [director]/[secretary] of the Company with effect from the date of this letter. [I/We] confirm that:
1.	[I/We] have no claims whatsoever against the Company or any of its subsidiaries or associated companies (if any) on any account (whether for compensation, for loss of office, for accrued remuneration or for fees or otherwise howsoever); and

2.	there is no outstanding agreement or arrangement with the Company or any of its subsidiaries or associated companies (if any) under which the Company or any of such subsidiaries or associated companies has or would have any obligation to [me/us] whether now or in the future or under which [I/We] would derive any benefit.

[SIGNED, SEALED and DELIVERED	)
as a DEED by	)
[name of director/secretary]	)
in the presence of:	)

Witness:]

OR

[SEALED with the COMMON SEAL of	)
[name of director/ secretary]	)
and signed by	)
[director]	)
[director/secretary]	)
in the presence of:	)

SCHEDULE 3
FORM OF WRITTEN RESOLUTION OF DIRECTORS
[           ] (the Company)
WRITTEN RESOLUTION OF ALL THE DIRECTORS made pursuant to Article [     ] of the Articles of Association of the Company
CHANGES IN DIRECTORS
IT IS RESOLVED that the following be appointed additional directors of the Company with immediate effect:-
[to be left blank]
IT IS RESOLVED that the resignation of the following persons as directors of the Company be accepted with immediate effect:-
[to be left blank]
CHANGES IN SECRETARY
IT IS RESOLVED that the following person be appointed secretary of the Company with immediate effect:-
[to be left blank]
IT IS RESOLVED that the resignation of the following person as secretary of the Company be accepted with immediate effect:-
[to be left blank]
COMPANIES REGISTRY
IT IS RESOLVED that the above changes in directors and secretary of the Company be reported to the Companies Registry on the requisite Return as soon as possible and for this purpose, any one director or the new secretary of the Company be authorised to sign the said Return.

[all the directors of the Company to state their names and sign]
Date : [to be left blank]

SCHEDULE 4
FORM OF AUTHORISATION LETTER
[Date]
To :     Gold Sun Day Limited as Chargee
Dear Sirs,
Security Agreement dated 13 February 2009 between Cyber Lighting Holding Company
Limited and Gold Sun Day Limited (the Security Document)
[I/We] irrevocably authorise you or any of your officers or nominees to complete, date and put into effect:-
1.	the attached resignation letter signed by [me/us];

[2.	the attached resolution signed by [me/us]; and

3.	any other document signed by [me/us] and delivered pursuant to the Security Document,][1]
when the security constituted by the Security Document becomes enforceable in accordance with the provisions of the Security Document.

[SIGNED, SEALED and DELIVERED	)
as a DEED by	)
[name of relevant director]	)
in the presence of	)

Witness:]

OR

[SEALED with the COMMON SEAL of	)
[ ]	)
and signed by	)
[director]	)
[director/secretary]
in the presence of:]	)

[1]	delete if not applicable

SCHEDULE 5
FORMS OF LETTER FOR ACCOUNT BANK
PART 1
NOTICE TO ACCOUNT BANK
[On the letterhead of the Chargor]
To: [Account Bank]
[Date]
Dear Sirs,
Security Agreement dated 13 February 2009 between Cyber Lighting Holding Company
Limited and Gold Sun Day Limited (the Security Document)
This letter constitutes notice to you that under the Security Document we have charged (by way of a first fixed charge) in favour of Gold Sun Day Limited (the Chargee) all our rights in respect of any amount moneys standing to the credit of any account maintained by us with you (the Accounts).
We irrevocably instruct and authorise you to:
(a)	disclose to the Chargee any information relating to any Account requested from you by the Chargee;

(b)	comply with the terms of any written notice or instruction relating to any Account received by you from the Chargee;

(c)	hold all sums standing to the credit of any Account to the order of the Chargee; and

(d)	pay or release any sum standing to the credit of any Account in accordance with the written instructions of the Chargee.
We are not permitted to withdraw any amount from any Account without the prior written consent of the Chargee.
We acknowledge that you may comply with the instructions in this letter without any further permission from us.
We enclose a copy of the Security Document.
The instructions in this letter may not be revoked or amended without the prior written consent of the Chargee.
This letter is governed by Hong Kong law.

Please confirm your agreement to the above by sending the attached acknowledgement to the Chargee at:

Address:	c/o Asia Debt Management Hong Kong Limited
1008 ICBC Tower
3 Garden Road Central
Hong Kong
Fax number:	+852 2147 2813
Attention:	Grace Tan / Chris Chan,
with a copy to ourselves.
Yours faithfully,

(Authorised Signatory)
Cyber Lighting Holding Company Limited

PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
[On the letterhead of the Account Bank]

To:	Gold Sun Day Limited

Copy:	Cyber Lighting Holding Company Limited
[Date]
Dear Sirs,
Security Agreement dated 13 February 2009 between Cyber Lighting Holding Company
Limited and Gold Sun Day Limited (the Security Document)
We confirm receipt from Cyber Lighting Holding Company Limited (the Chargor) of a notice dated [                    ] 2009 of a charge upon the terms of the Security Document over all the rights of the Chargor to any amount standing to the credit of any of the Chargor’s accounts with us (the Accounts).
We confirm that we:
(a)	accept the instructions contained in the notice and agree to comply with the notice;

(b)	have not received notice of the interest of any third party in any Account;

(c)	have neither claimed nor exercised, nor will claim or exercise, any security interest, set-off, counter-claim or other right in respect of any Account; and

(d)	will not permit any amount to be withdrawn from any Account without your prior written consent.
The Accounts maintained with us are:
[Specify accounts and account numbers]
This letter is governed by Hong Kong law.
Yours faithfully,

(Authorised signatory)
[Account Bank]

SCHEDULE 6
FORMS OF LETTER FOR RELEVANT CONTRACTS
PART 1
NOTICE TO COUNTERPARTY
To:      [Contract party]
[Date]
Dear Sirs,
Security Agreement dated 13 February 2009 between Cyber Lighting Holding Company
Limited and Gold Sun Day Limited (the Security Document)
This letter constitutes notice to you that under the Security Document we have assigned by way of security to Gold Sun Day Limited (the Chargee) all our rights in respect of [insert details of Contract] (the Contract).
We confirm that:
(a)	we will remain liable under the Contract to perform all the obligations assumed by us under the Contract; and

(b)	none of the Chargee, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of the Contract.
We will also remain entitled to exercise all our rights, powers and discretions under the Contract, and you should continue to give notices under the Contract to us, unless and until you receive notice from the Chargee to the contrary stating that the security has become enforceable. In this event, all the rights, powers and discretions will be exercisable by, and notices must be given to, the Chargee or as it directs.
Please note that we have agreed that we will not amend or waive any provision of or terminate the Contract without the prior consent of the Chargee.
This letter is governed by Hong Kong law.
Please acknowledge receipt of this letter by sending the attached acknowledgement to the Chargee at:

Address:	c/o Asia Debt Management Hong Kong Limited
1008 ICBC Tower
3 Garden Road Central
Hong Kong
Fax number:	+852 2147 2813
Attention:	Grace Tan / Chris Chan.

Yours faithfully,

Cyber Lighting Holding Company Limited
(Authorised signatory)

PART 2
Acknowledgement of Counterparty

To:	Gold Sun Day Limited as Chargee

Copy:	Cyber Lighting Holding Company Limited
[Date]
Dear Sirs,
We confirm receipt from Cyber Lighting Holding Company Limited (the Chargor) of a notice dated [          ] 2009 of an assignment on the terms of the Security Agreement dated 13 February 2009 of all the Chargor’s rights in respect of [insert details of the Contract] (the Contract).
We confirm that we will pay all sums due, and give notices, under the Contract as directed in that notice.
This letter is governed by Hong Kong law.
Yours faithfully,

(Authorised signatory)
[Counterparty]

SCHEDULE 7
ACCESSION DEED

To:	Gold Sun Day Limited

From:	[PROPOSED NEW FINANCE PARTY]

Copy to:	CYBER LIGHTING HOLDING COMPANY LIMITED

Date: [                    ]
CYBER LIGHTING HOLDING COMPANY LIMITED
Security Agreement dated 13 February 2009
(the Security Document)
We refer to the Security Document. Words and expressions defined in the Security Document have the same meaning when used in this Deed.
We, [name of new Party] of [address/registered office], agree to be bound by the terms of the Security Document as a [          ].
Our contact details are as follows:
 [
].
This deed is a Finance Document.
This deed is intended to be executed as a deed and is governed by Hong Kong law.
By:
[PROPOSED NEW FINANCE PARTY]
[Execution under seal]

SIGNATORIES
Chargor

SEALED with the COMMON SEAL of	)
CYBER LIGHTING HOLDING	)
COMPANY LIMITED	)
and signed by /s/ Haifei Wang	)
)
)
in the presence of:	)

Witness’ signature: /s/ Xu Tian
Witness’ address:
Witness’ name: Xu Tian
HK Security Agreement

Chargee

GOLD SUN DAY LIMITED

By:	/s/ Grace Tan & Alexander Shaik
HK Security Agreement